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                                                                    EXHIBIT 99.1

                                                          Exhibit A

Media Contact:

James A. Grasso
V.P., Public & Government Affairs
ProvEnergy
(401) 272-5040, Ext. 2340


FOR IMMEDIATE RELEASE


       DIVISION OF PUBLIC UTILITIES REJECTS ALLEGATIONS OF PREFERENTIAL
                  TREATMENT OF PROVENERGY MARKETING AFFILIATE


PROVIDENCE, R.I., September 2, 1998: Providence Energy Corporation ("ProvEnergy") (NYSE: PVY) announced today that the Rhode Island Division of Public Utilities and Carriers (the "Division") yesterday rejected the allegations of Aurora Natural Gas that ProvEnergy's local gas distribution company, Providence Gas Company ("ProvGas"), provided advance information and undue preference in pricing to its marketing affiliate, Providence Energy Services ("PES"), in violation of state rules regarding deregulation. James H. Dodge, the chairman, president and CEO of ProvEnergy, noted that "the Division determined that there was no evidence of preferential treatment, advance knowledge or misuse of ProvGas' electronic bulletin board as alleged by Aurora."

However, the Division fined ProvGas a total of $23,000 for what it claims were 23 other violations of its rules. ProvEnergy strongly disagrees with the Division's position and will challenge all of the alleged violations, many of which are minor and technical. For example, 13 of these alleged violations concerned the receipt of a monthly ProvGas marketing report by a Providence Energy Corporation employee -- one violation for each month he saw the report. However, the Division ruled only that the employee should not have seen the report, not that there was any misuse of the information, as was alleged by Aurora. Five alleged violations concerned what the Division claimed were joint marketing activities between ProvGas and PES; two violations concerned a "shared" logo between ProvEnergy and PES; and one violation described a single instance when weather service information was provided to PES. However, it should be noted that the September 2, 1998 edition of Gas Daily stated that the Division's Hearing Officer Stephen Scialabba "emphasized that he didn't believe [ProvGas] was purposely attempting to disregard regulations."

In addition to the fines, the Division ordered a rate refund of $292,000 to marketers that buy natural gas on the national market and sell it to Rhode Island commercial and industrial customers, using ProvGas to transport the gas. The Division claimed that ProvGas should have refused to provide such service for 571 customers that did not have telemeters in place. It
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claimed that providing service without meters resulted in an unfair rate to these businesses. ProvGas believes that it would have been irresponsible to have refused transportation service to the 571 businesses involved.

ProvGas made it clear -- in advance -- to all natural gas marketers, as well as to the Division, that it was impossible to install the necessary meters at the outset of its business unbundling program due to the overwhelming, and unexpected, response. Instead, ProvGas instituted an interim service based on estimates of usage until the metering systems were installed. ProvGas believes it has this right under the PUC's rules and ProvGas' tariff.

ProvGas asserts that the Division's order is unwarranted and that it intends to appeal and vigorously pursue all options in order to reverse the ruling.

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